UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2008

VWR Funding, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	333-124100	56-2445503
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1310 Goshen Parkway P.O. Box 2656 West Chester, PA	19380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 431-1700

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.02 Results of Operations and Financial Condition
Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure
As previously announced, on Thursday, August 14, 2008, at 9:00 a.m. (Eastern Time), members of the senior management of VWR Funding, Inc. (the “Company”) will hold a teleconference to discuss the Company’s financial results for the three and six months ended June 30, 2008. A copy of the press release issued by the Company on August 7, 2008, which provides information regarding the teleconference, was attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2008.
Management’s presentation will contain a discussion of certain financial measures which are not in conformity with generally accepted accounting principles in the United States of America (“GAAP”), as described below.
EBITDA
Management’s presentation will contain a discussion of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three and six months ended June 30, 2008 and 2007. EBITDA is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to net income (loss) for each of the periods referenced above. Net income (loss) is the most comparable GAAP measure of our operating results presented in the Company’s condensed consolidated financial statements.
EBITDA should not be considered as an alternative to net income (loss) or any other GAAP measure of performance or liquidity. Our calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. EBITDA is a key financial metric used by the Company’s investors and management to evaluate and measure the Company’s operating performance.
The presentation in the table under “Predecessor” includes the results of the Company prior to the consummation of the merger on June 29, 2007 (the “Merger”) pursuant to which the Company was acquired (on that date) by affiliates of Madison Dearborn Partners, LLC. The Merger has been reflected as of June 30, 2007 and the presentation in the table under “Successor” includes results of the Company after giving effect to the consummation of the Merger. As a result of the Merger, including changes in our capital structure and the effects of purchase accounting, the Predecessor and Successor financial statements are not comparable.

Reconciliation of Reported Net Income (Loss) to EBITDA
(US dollars in millions)

	Successor	Three Months Ended June 30, 2007
	Three Months	Successor	Predecessor
	Ended		April 1 -
	June 30, 2008	June 30, 2007	June 29, 2007
Net loss	$(9.7)	$(2.9)	$(38.5)
Income tax (benefit) provision	(4.2)	(1.9)	(16.3)
Interest expense, net	63.1	4.6	62.8
Depreciation and amortization	28.9	0.2	9.4

EBITDA — External	$78.1	$—	$17.4

Combined 2007 Period EBITDA		$17.4

	Successor	Six Months Ended June 30, 2007
	Six Months	Successor	Predecessor
	Ended		January 1 -
	June 30, 2008	June 30, 2007	June 29, 2007
Net loss	$(66.5)	$(2.9)	$(25.6)
Income tax (benefit) provision	(45.1)	(1.9)	(8.3)
Interest expense, net	126.3	4.6	98.5
Depreciation and amortization	56.9	0.2	19.4

EBITDA — External	$71.6	$—	$84.0

Combined 2007 Period EBITDA		$84.0

As noted in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, the Company recorded certain significant charges during the three and six months ended June 30, 2008 and 2007. As a result of a change in our capital structure related to the Merger, we have a significant amount of foreign-denominated debt obligations on our U.S. dollar-denominated balance sheet. As a result, the Company’s operating results and EBITDA are exposed to foreign currency translation risk with respect to this indebtedness, principally with respect to the Euro. The Company’s results for the three and six months ended June 30, 2008, included a pre-tax net unrealized exchange gain (loss) of $3.3 million and $(70.7) million, respectively. There were no such significant items recognized during the periods included in the three and six months ended June 30, 2007.
During the periods included in the three and six months ended June 30, 2007, the Company recorded transaction expenses associated with the Merger of $36.4 million and $36.8 million, respectively, non-cash equity compensation expense of $8.4 million and $9.0 million, respectively, and severance and related charges of $0.3 million and $0.7 million, respectively. Charges for severance and related expenses and non-cash equity compensation aggregated $1.3 million and $3.7 million during the three and six months ended June 30, 2008, respectively.

Net Debt
Management’s presentation also will contain a discussion of net indebtedness (“Net Debt”). Net Debt is a non-GAAP financial measure. Accordingly, the table presented below reconciles this non-GAAP measure to total debt. Total debt is the most comparable GAAP measure presented in the Company’s condensed consolidated financial statements.
Net Debt should not be considered as an alternative to total debt or any other GAAP measure of indebtedness or financial condition. Our calculation of Net Debt reduces our total debt by the amount of cash and cash equivalents on hand as well as by our compensating cash balance. As noted in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, we account for our global cash pooling arrangement on a gross basis. Consequently, our total debt balance as of each period end includes aggregated bank overdraft positions for certain subsidiaries participating in our global cash pooling arrangement. Net Debt is an important financial metric used by the Company’s creditors, investors and management to evaluate and measure the Company’s financial condition.
Reconciliation of Total Debt to Net Debt
(US dollars in millions)

	June 30, 2008	March 31, 2008	December 31, 2007

Total debt	$2,934.6	$2,917.4	$2,797.4
Less:
Cash and cash equivalents	(26.5)	(35.0)	(45.0)
Compensating cash balance	(99.2)	(97.1)	(87.4)

Net Debt	$2,808.9	$2,785.3	$2,665.0

During the three and six months ended June 30, 2008, our Net Debt decreased (increased) by approximately $4.0 million and ($81.8) million, respectively, related to foreign currency exchange, the majority of which is primarily attributable to unrealized foreign currency translation gains (losses) with respect to the Euro.

Combined Results
Management’s presentation also will contain a discussion of captions from the Company’s Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2007 and the Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2007 on a basis that combines performance for the Predecessor period with the Successor Period. This combined presentation is not consistent with GAAP, but management will utilize this combined presentation to provide investors with what it believes is a meaningful basis of comparing the Company’s performance for the three and six months ended June 30, 2008 to the three and six months ended June 30, 2007. This combined presentation may yield results that are not strictly comparable on a period-to-period basis primarily due to the impact of purchase accounting adjustments and the impact of changes in the Company’s capital structure associated with the Merger. Accordingly, this combined presentation should not be considered as an alternative to GAAP presentations of performance or liquidity.
The presentation in the tables below reflects the applicable captions for the Successor and Predecessor periods in 2007 pursuant to GAAP, and for the full three and six month periods ended June 30, 2007 on a “Combined” basis, which is a non-GAAP presentation. The “Combined” amounts represent the mathematical sum of the GAAP amounts presented for the Successor and Predecessor periods.
Condensed Consolidated Statements of Operations
(US dollars in millions)

	Three Months Ended June 30, 2007
	Successor	Predecessor
		April 1 - June
	June 30, 2007	29, 2007	Combined
Net sales	$—	$856.2	$856.2
Cost of goods sold	—	625.2	625.2

Gross profit	—	231.0	231.0
Selling, general and administrative expenses	0.2	190.0	190.2
Merger expenses	—	36.4	36.4

Operating income (loss)	(0.2)	4.6	4.4
Interest income	—	1.6	1.6
Interest expense	(4.6)	(64.4)	(69.0)
Other income (expense), net	—	3.4	3.4

Loss before income taxes	(4.8)	(54.8)	(59.6)
Income tax benefit	1.9	16.3	18.2

Net loss	$(2.9)	$(38.5)	$(41.4)

	Six Months Ended June 30, 2007
	Successor	Predecessor
		January 1 -
	June 30, 2007	June 29, 2007	Combined
Net sales	$—	$1,699.3	$1,699.3
Cost of goods sold	—	1,230.1	1,230.1
Gross profit	—	469.2	469.2

Selling, general and administrative expenses	0.2	371.3	371.5
Merger expenses	—	36.8	36.8

Operating income (loss)	(0.2)	61.1	60.9
Interest income	—	3.3	3.3

Interest expense	(4.6)	(101.8)	(106.4)
Other income (expense), net	—	3.5	3.5

Loss before income taxes	(4.8)	(33.9)	(38.7)
Income tax benefit	1.9	8.3	10.2

Net loss	$(2.9)	$(25.6)	$(28.5)

Condensed Consolidated Statement of Cash Flows
(US dollars in millions)

	Six Months Ended June 30, 2007
	Successor	Predecessor
		January 1 -
	June 30, 2007	June 29, 2007	Combined

Net cash (used in) provided by operating activities	$(3.4)	$57.0	$53.6

Cash flows from investing activities:
Merger consideration, net of cash acquired of $135.8	(3,592.7)	—	(3,592.7)
Net change in compensating cash balance — investing	(210.2)	—	(210.2)
Acquisitions of other businesses and transaction costs	—	(19.4)	(19.4)
Capital expenditures	—	(15.7)	(15.7)
Proceeds from sales of property and equipment	—	2.2	2.2

Cash used in investing activities	(3,802.9)	(32.9)	(3,835.8)

Cash flows from financing activities:
Proceeds from debt	2,613.8	0.1	2,613.9
Repayment of debt	—	(21.4)	(21.4)
Issuance of common stock to parent, net of expenses	1,353.8	—	1,353.8
Net change in compensating cash balance — financing	(25.5)	(7.8)	(33.3)
Debt issuance costs and other financing activities, net	(58.7)	(0.6)	(59.3)

Cash provided by (used in) financing activities	3,883.4	(29.7)	3,853.7

Effect of exchange rate changes on cash	—	2.0	2.0

Net increase (decrease) in cash and cash equivalents	$77.1	$(3.6)	$73.5

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$3.4	$51.8	$55.2
Income taxes paid, net	$—	$14.1	$14.1

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Funding, Inc.
	By:	/s/ Gregory L. Cowan
Date: August 11, 2008		Name:	Gregory L. Cowan
		Title:	Vice President and Corporate Controller